EXHIBIT 99.1

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
John Burke, Interim Chief Financial Officer	Tom Hickey
(609) 449-5534	(609) 347-3804

TRUMP ENTERTAINMENT RESORTS REPORTS

SECOND QUARTER 2008 RESULTS

•	The Chairman Tower at Trump Taj Mahal remains on schedule and budget

•	The Trump Marina transaction continues to progress

ATLANTIC CITY, NJ – August 7, 2008 – Trump Entertainment Resorts, Inc. (NASDAQ: TRMP) (the “Company”) today reported its results for the three months ended June 30, 2008 and other related news.

In making the announcement, Mark Juliano, Chief Executive Officer of the Company, said, “The weakened economy – driven by tight credit markets, declines in consumer confidence and rising oil prices – has had a significant impact on the gaming industry across America.

“As a result, our net revenues and those of many of our competitors have been negatively impacted. However, despite these economic pressures, the fundamentals of our business are sound. Today, we are offering a more competitive product than before, and we are continuing to trim costs where appropriate while effectively yielding our hotel inventory to attract and retain the most profitable customers possible.

“We are excited about significantly increasing our hotel capacity with the upcoming debut of the 782-room Chairman Tower at Trump Taj Mahal, and are encouraged by our successful efforts to increase hotel occupancy and revenue per available room. Additionally, we continue to work with Coastal Development LLC regarding the previously announced transaction for the sale of Trump Marina, which we expect to complete in the next six to nine months.”

CONSOLIDATED RESULTS

The results of Trump Marina have been classified as discontinued operations throughout this discussion. The following table outlines the financial results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
(In millions, except share and per share data)	(Unaudited)		(Unaudited)
Net revenues	$177.9	$186.8	$355.2	$366.8
Income from operations	9.0	9.6	17.3	24.8
EBITDA (1)	22.9	21.9	44.8	48.7
(Loss) from continuing operations	(16.5)	(16.3)	(34.6)	(27.7)
(Loss) income from discontinued operations	(13.3)	2.8	(13.9)	6.1
Net loss	(29.8)	(13.5)	(48.5)	(21.6)

Basic and diluted share data:
Continuing operations	$(0.52)	$(0.52)	$(1.09)	$(0.89)
Discontinued operations	(0.42)	0.09	(0.44)	0.20

Basic and diluted net loss per share	$(0.94)	$(0.43)	$(1.53)	$(0.69)

(1)

EBITDA presented in the table is income from operations excluding depreciation and amortization. EBITDA is not a generally accepted accounting principles (“GAAP”) measurement, but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Refer to the selected financial information accompanying this press release for a reconciliation of income from operations to EBITDA.

Net revenues were impacted by the general weakening of the economy and the rising price of gasoline, which management believes has exacerbated the effect of competition from regional gaming facilities in Pennsylvania and New York. Primarily as a result of these items, net revenues for the quarter ended June 30, 2008 decreased $8.9 million, or 4.8%, principally due to a decrease in gaming revenue of $11.9 million, or 6.3% from second quarter 2007 levels. Income from operations for the quarter ended June 30, 2008 decreased $0.6 million to $9.0 million and EBITDA increased $1.0 million to $22.9 million from second quarter 2007 levels.

Mr. Juliano continued, “We have been able to lower our gaming cost of sales through streamlined marketing programs, and are now seeing the results of substantially reduced corporate costs. Additionally, we are now measuring our progress through our continuing operations – Trump Taj Mahal and Trump Plaza – as we believe these will provide the most effective indicators of our future progress.

“Our continuing operations again outpaced the market in slot revenue during the quarter, and have far exceeded the results of our competitors for the year to date period. Results in June, in particular, contributed the largest negative impact on our year-over-year comparison, primarily driven by an unfavorable calendar comparison, as well as lower table hold and less-than-expected slot volume at the Taj Mahal. We are currently taking steps to increase market share and drive additional volume.

“Overall, we are sticking to our plan to drive volume and revenue through this difficult economic period while saving costs wherever possible. As the majority of the changes needed to make our properties more competitive have been made, and with the funding for the completion of the Taj Mahal tower in place, we are closely monitoring capital improvements and other expenditures during this period of economic uncertainty. We believe that this course of action is the most promising strategy for stabilizing our business in the near-term and producing more favorable financial results in the long-term, particularly through an economic rebound.”

At the Taj Mahal, the 782-room Chairman Tower, remains on schedule and budget. The $255 million project is expected to begin a phased opening by Labor Day 2008, and be completed by the conclusion of the year. The tower is now accepting reservations from customers through all sales channels, including Internet and phone. Additionally, Il Mulino Italian restaurant is scheduled to open with two dining concepts on the casino level in September.

The announced $316 million sale of Trump Marina to Coastal Development, LLC continues as scheduled, and the Company announced that all appropriate deadlines have been met by both parties. In connection with the pending sale of Trump Marina, the Company recorded in its loss from discontinued operations an intangible asset impairment charge of $18.6 million related to Trump Marina trademarks, a goodwill impairment charge of $2.3 million and $4.9 million in fees incurred to amend its credit agreement.

The Company’s review of strategic options relating to the proceeds from the sale of Trump Marina and other development opportunities continues. Among the options currently under review are investments in Atlantic City, including a potential mixed use development on Steel Pier, gaming opportunities outside of the Atlantic City market and reducing the Company’s indebtedness. Additionally, the Company is currently in negotiations with a third party developer to lease commercial space at the Trump Ocean Club Panama, currently under development, and operate an approximately 35,000 square foot casino on the property.

Slot revenue for the Company’s continuing operations during the quarter, as reported to the New Jersey Casino Control Commission, decreased by 4.0%, or $5.0 million, on a year-over-year basis, compared to a 7.8% combined decrease for other Atlantic City gaming operators.

Table revenue for the Company’s continuing operations during the quarter, as reported to the New Jersey Casino Control Commission, decreased by 9.3%, or $6.1 million, on a year-over-year basis, compared to a 0.3% combined increase for the Company’s competitors. The Company attributes the decline in table revenue for the quarter primarily to a decrease in table hold at Trump Taj Mahal of 170 basis points.

Revenue management initiatives continued to produce financial results at the Company’s continuing operations as, for the quarter, hotel occupancy improved to 91.2% from 89.4%, revenue per available room (“RevPAR”) increased 2.5% to $87.56. Cash room revenue was $7.4 million, consistent with the prior year quarter.

Cost savings initiatives resulted in payroll savings of $1.5 million for the quarter at the corporate level compared to the same period of 2007, while property payroll and related costs decreased $1.0 million following aggressive property-level cost savings programs in 2006 and 2007.

Corporate & Other Expenses

Corporate expenses for the quarter decreased $4.1 million to $6.3 million principally due to a $1.2 million decrease in severance costs, a $1.5 million reduction in payroll and related costs, a $0.8 million decrease in professional fees primarily due to costs incurred during 2007 associated with the Company’s strategic review. Stock based compensation expense during the quarter decreased $0.2 million to $0.8 million.

Capital Structure

The Company reported that as of June 30, 2008 it had cash and cash equivalents of $81.5 million. Its cash and cash equivalents do not include $8.3 million in cash included in Trump Marina’s assets held for sale and $2.8 million in restricted cash representing amounts used to secure outstanding letters of credit.

The Company’s total debt increased by $52.5 million since December 31, 2007 to $1,696.3 million at June 30, 2008. Capital expenditures for the six months ended June 30, 2008 were approximately $95 million, consisting of $15 million maintenance capital, $10 million renovation capital and $70 million for the Chairman Tower at Trump Taj Mahal. Capitalized interest during the six months ended June 30, 2008 and 2007 was $5.7 million and $1.5 million, respectively.

Conference Call Information

The Company will conduct a conference call at 11:00 a.m. Eastern Time (ET) on August 7, 2008, during which management will discuss the results and other matters addressed in the earnings release, which will be available live on the investor relations page of Company’s website, www.trumpcasinos.com. Members of the financial community and interested investors who wish to participate in the conference call may do so via telephone by calling toll free (866) 578-5784 or, for callers outside the United States, (617) 213-8056, not earlier than 15 minutes before the call is scheduled to begin. The passcode for the call is 39242735.

A replay of the conference call will be available on the Company’s website, as well as via telephone from 1:00 p.m. ET on August 7, 2008 until midnight ET on August 14, 2008. The replay number is toll free (888) 286-8010 or, for callers outside the United States and Canada, (617) 801-6888. The replay passcode is 98911906.

About Trump Entertainment Resorts, Inc.

Trump Entertainment Resorts, Inc. owns and operates three casino resort properties: Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements

and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All statements and information concerning plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “optimistic,” “can” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of

1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, Inc., the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect the Company’s future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.trumpcasinos.com.

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TRUMP ENTERTAINMENT RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Gaming	$178,291	$190,232	$362,913	$376,342
Rooms	17,077	16,725	32,315	30,712
Food and beverage	22,456	22,339	43,360	41,131
Other	8,269	6,580	15,914	12,046

	226,093	235,876	454,502	460,231
Less promotional allowances	(48,202)	(49,037)	(99,264)	(93,453)

Net revenues	177,891	186,839	355,238	366,778

Costs and expenses:
Gaming	82,379	88,146	168,085	172,438
Rooms	3,749	3,452	6,885	6,131
Food and beverage	10,834	11,367	19,632	19,776
General and administrative	51,836	51,730	103,433	102,036
Corporate and development	5,505	9,660	11,076	16,474
Corporate-related party	641	607	1,305	1,215
Depreciation and amortization	13,909	12,314	27,516	23,903

	168,853	177,276	337,932	341,973

Income from operations	9,038	9,563	17,306	24,805

Non-operating income (expense):
Interest income	882	1,638	2,721	2,848
Interest expense	(31,494)	(32,417)	(65,198)	(63,673)

	(30,612)	(30,779)	(62,477)	(60,825)

Loss before income taxes, minority interests and discontinued operations	(21,574)	(21,216)	(45,171)	(36,020)
Provision for income taxes	—	—	—	(200)
Minority interest	5,071	4,988	10,618	8,516

Loss from continuing operations	(16,503)	(16,228)	(34,553)	(27,704)

(Loss) income from discontinued operations:
Trump Marina	(24,321)	3,626	(25,102)	7,996
Income tax benefit	6,221	—	6,221	—
Minority interest	4,782	(852)	4,965	(1,879)

(Loss) income from discontinued operations	(13,318)	2,774	(13,916)	6,117

Net loss	$(29,821)	$(13,454)	$(48,469)	$(21,587)

Basic and diluted net loss per share:
Continuing operations	$(0.52)	$(0.52)	$(1.09)	$(0.89)
Discontinued operations	(0.42)	0.09	(0.44)	0.20

Basic and diluted net loss per share	$(0.94)	$(0.43)	$(1.53)	$(0.69)

Weighted average shares outstanding:
Basic and diluted	31,705,251	31,102,062	31,628,703	31,076,674

TRUMP ENTERTAINMENT RESORTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
Current assets:
Cash and cash equivalents	$81,546	$104,883
Accounts receivable, net	43,711	45,053
Accounts receivable, other	5,383	6,366
Property taxes receivable	4,192	—
Inventories	12,149	11,235
Deferred income taxes	13,092	7,421
Prepaid expenses and other current assets	17,607	13,644
Assets held for sale	281,756	295,035

Total current assets	459,436	483,637

Net property and equipment	1,439,322	1,356,981

Other assets:
Restricted cash	2,807	52,702
Goodwill	123,601	145,216
Trademarks	72,710	91,357
Intangible assets, net	3,912	4,415
Deferred financing costs, net	16,314	17,725
Property taxes receivable	15,065	18,782
Other assets, net	70,792	60,396

Total other assets	305,201	390,593

Total assets	$2,203,959	$2,231,211

Current liabilities:
Accounts payable	$65,878	$59,741
Accrued payroll and related expenses	23,487	22,668
Income taxes payable	8,248	8,195
Partnership distribution payable	250	250
Accrued interest payable	18,786	18,102
Self-insurance reserves	16,658	13,016
Other current liabilities	30,728	37,199
Current maturities of long-term debt	4,788	5,481
Liabilities related to assets held for sale	5,357	4,994

Total current liabilities	174,180	169,646

Long-term debt, net of current maturities	1,691,507	1,638,293
Deferred income taxes	73,154	100,159
Other long-term liabilities	31,042	31,853
Minority interest	50,594	64,892

Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized, 31,725,876 and 31,071,021 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	32	31
Class B Common stock, $0.001 par value; 1,000 shares authorized, 900 shares issued and outstanding	—	—
Additional paid-in capital	465,635	460,053
Accumulated deficit	(282,185)	(233,716)

Total stockholders’ equity	183,482	226,368

Total liabilities and stockholders’ equity	$2,203,959	$2,231,211

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gaming revenues
Trump Taj Mahal	$112.0	$122.0	$229.9	$244.0
Trump Plaza	66.3	68.2	133.0	132.4

Total	$178.3	$190.2	$362.9	$376.4

Net revenues
Trump Taj Mahal	$113.0	$119.2	$227.0	$237.6
Trump Plaza	64.9	67.6	128.2	129.2

Total	$177.9	$186.8	$355.2	$366.8

Income (loss) from operations
Trump Taj Mahal	$13.5	$16.6	$25.9	$37.2
Trump Plaza	1.8	3.4	4.1	5.5
Corporate and other	(6.3)	(10.4)	(12.7)	(17.9)

Total	$9.0	$9.6	$17.3	$24.8

EBITDA
Trump Taj Mahal	$22.3	$24.0	$43.3	$51.3
Trump Plaza	6.8	8.2	13.9	15.1
Corporate and other	(6.2)	(10.3)	(12.4)	(17.7)

Total	$22.9	$21.9	$44.8	$48.7

Discontinued operations—Trump Marina
Gaming revenues	$53.8	$58.9	$107.3	$116.9
Net revenues	53.7	57.4	104.0	111.7
Depreciation and amortization	2.9	4.0	6.4	7.7
Goodwill and other intangible asset impairment charges	20.9	—	20.9	—
(Loss) income from discontinued operations before income taxes and minority interest (1)	(24.3)	3.6	(25.1)	8.0

(1)	Loss from discontinued operations before income taxes and minority interest during the three and six months ended June 30, 2008 includes $5.2 million of costs incurred in connection with the Trump Marina transaction, principally fees associated with the Second Amendment to our Credit Agreement.

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

(unaudited, in millions)

	Three Months Ended June 30, 2008
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$13.5	$8.8	$22.3
Trump Plaza	1.8	5.0	6.8
Corporate and other	(6.3)	0.1	(6.2)

Total	$9.0	$13.9	$22.9

	Three Months Ended June 30, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$16.6	$7.4	$24.0
Trump Plaza	3.4	4.8	8.2
Corporate and other	(10.4)	0.1	(10.3)

Total	$9.6	$12.3	$21.9

	Six Months Ended June 30, 2008
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$25.9	$17.4	$43.3
Trump Plaza	4.1	9.8	13.9
Corporate and other	(12.7)	0.3	(12.4)

Total	$17.3	$27.5	$44.8

	Six Months Ended June 30, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$37.2	$14.1	$51.3
Trump Plaza	5.5	9.6	15.1
Corporate and other	(17.9)	0.2	(17.7)

Total	$24.8	$23.9	$48.7